Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S  R E L E A S E
Denbury Completes Sale of Oil and Gas Properties
Bank Borrowing Base Remains at $1.6 Billion After Sale
News Release
Released at 7:30 AM CDT
     DALLAS — May 18, 2010 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) announced today that on Friday, May 14, 2010, it closed the previously announced $900 million sale of oil and natural gas assets (primarily located in the Permian Basin, the Mid-continent area, and the East Texas Basin) to Quantum Resources Management, LLC, a privately held Company. To date, the Company has received net proceeds of approximately $889 million (including a prior $45 million deposit) and anticipates receiving an additional $5.5 million within the next few weeks relating to exercised preferential rights. The net proceeds of the sale will be used to repay approximately $830 million of the $869 million in bank debt currently outstanding on the Company’s $1.6 billion revolving credit facility.
     The Company also announced today that in conjunction with the sale of these properties, its banks performed a re-determination of the Company’s borrowing base under its $1.6 billion revolving credit facility and left the borrowing base in that amount unchanged.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, may contain forward looking statements that involve risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Forms 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein.
For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark C. Allen, Chief Financial Officer, 972-673-2000
www.denbury.com